NEWS	Exhibit 99.1

Kelly Lefferts
Executive Vice President, Chief Legal Officer & Secretary
(813) 830-4161

Bloomin' Brands Announces Extension of Revolving Credit Facility

TAMPA, Fla., September 29, 2026 - Bloomin’ Brands, Inc. (Nasdaq: BLMN) today announced that it and its wholly-owned subsidiary, OSI Restaurant Partners, LLC, have amended and restated their revolving credit facility to extend its maturity date to September 25, 2031. The amount of the lender commitments under the $1.2 billion facility and the interest rate elections and spreads remained substantially unchanged, and the transaction is leverage neutral. Other than the addition of a new senior secured net leverage ratio covenant, there were no material changes to existing affirmative and negative covenants or other terms.

“This refinancing strengthens our capital structure by extending the maturity of our revolving credit facility through September 2031 while maintaining favorable pricing and substantial liquidity,” said Mike Spanos, Chief Executive Officer of Bloomin’ Brands. “The transaction reflects the strength of our banking relationships and enhances our financial flexibility to support our strategic priorities and create long-term value for our shareholders.”

Additional details regarding the amended and restated revolving credit facility will be filed in a Form 8-K with the Securities and Exchange Commission.

About Bloomin’ Brands, Inc.
Bloomin’ Brands, Inc. is one of the largest full-service dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company’s restaurant portfolio includes Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse & Wine Bar. The Company owns, operates and franchises more than 1,440 restaurants in 46 states, Guam and 12 countries. For more information, please visit www.bloominbrands.com.

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